                                                                      EXHIBIT 12


                     W O O L W O R T H C O R P O R A T I O N
                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES
                                 ($ in millions)





                                          1996     1995      1994      1993     1992
                                          ----    -----     -----     -----     ----
NET EARNINGS
Net income (loss)                         $169    $(164)    $  47     $(495)    $280

Income tax expense (benefit)               111      (69)       49      (303)     157

Gross interest expense,
  excluding capitalized interest            77      124       110        86       94

Portion of rents deemed representative
  of the interest factor (1/3)             230      224       211       210      199
                                          ----    -----     -----     -----     ----
                                          $587    $ 115     $ 417     $(502)    $730
                                          ====    =====     =====     =====     ====
FIXED CHARGES
Gross interest expense                    $ 77    $ 124     $ 111     $  86     $ 94

Portion of rents deemed representative
 of the interest factor (1/3)              230      224       211       210      199
                                          ----    -----     -----     -----     ----
                                          $307    $ 348     $ 322     $ 296     $293
                                          ====    =====     =====     =====     ====
RATIO OF EARNINGS TO FIXED CHARGES         1.9       .3       1.3        --      2.5
                                          ====    =====     =====     =====     ====

Earnings were not adequate to cover fixed charges by $233 million in 1995 and $798 million in 1993.